Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 29387.000040

January 19, 2018

Olin Corporation

1900 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Olin Corporation

Public Offering of 5.000% Senior Notes due 2030

Ladies and Gentlemen:

We have acted as special Virginia counsel to Olin Corporation, a Virginia corporation (the “Company”), in connection with the Company’s offering and sale of $550,000,000 aggregate principal amount of its 5.000% Senior Notes due 2030 (the “Notes”) pursuant to the Underwriting Agreement, dated as of January 16, 2018 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc. and the other several underwriters named in Schedule I thereto.

The Notes are being offered and sold as described in the prospectus, dated March 6, 2017 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (Registration No. 333-216461) (the “Registration Statement”) filed by the Company on March 6, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto, dated January 16, 2018 (together with the Base Prospectus, the “Prospectus”). The Notes were issued pursuant to the terms of an Indenture, dated as of August 19, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Original Trustee”), as supplemented and amended by (a) the Second Supplemental Indenture, dated as of August 9, 2012 (the “Second Supplemental Indenture”), among the Company, the Original Trustee and U.S. Bank National Association, as successor trustee to the Original Trustee (the “Trustee”), and (b) the Fifth Supplemental Indenture, dated as of January 19, 2018 (the “Fifth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), between the Company and the Trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS ANGELES

MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    TOKYO    TYSONS    WASHINGTON

www.hunton.com

Olin Corporation

January 19, 2018

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended to the date hereof, (iii) resolutions of the Company’s Board of Directors, adopted on January 11, 2018, (iv) resolutions of the Pricing Committee of the Company, adopted on January 16, 2018, (v) the Registration Statement, (vi) the Prospectus, (vii) an executed copy of the Base Indenture, (viii) an executed copy of the Fifth Supplemental Indenture, (ix) an executed copy of the global note representing the Notes and (x) an executed copy of the Underwriting Agreement.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and the completion of all deliveries not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery, as applicable, by the Company of the documents set forth in paragraphs 2 and 3 below).

As to factual matters, we have relied upon the documents furnished to us by the Company, the certificates and other comparable documents of officers and representatives of the Company, statements made to us in discussions with the Company’s management and certificates of public officials, without independent verification of their accuracy.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the Commonwealth of Virginia.

Olin Corporation

January 19, 2018

2. The Notes have been duly authorized, executed and delivered by the Company.

3. The Indenture has been duly authorized, executed and delivered by the Company.

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, (b) the incorporation by reference of this opinion into the Registration Statement and the Prospectus and (c) the reference to this firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. Cravath, Swaine & Moore LLP, as special counsel to the Company, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Notes.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Notes. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Hunton & Williams LLP